Exhibit 5.1

January 25, 2022

FlexEnergy Green Solutions, Inc. 112 Corporate Drive Portsmouth, NH 03801 Attn: Chief Executive Officer

Re:	FlexEnergy Green Solutions, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to FlexEnergy Green Solutions, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-1 (Registration No. 333-260111) filed with the Securities and Exchange Commission (the “Commission”) on October 7, 2021, as amended or supplemented through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to: (i) up to $25,555,550 of units (the “Units”), which consist of (x) shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and, (y) warrants to purchase shares of Common Stock (the “Common Warrants,” and the shares of Common Stock underlying the Common Warrants, the “Common Warrant Shares”) and (ii) warrants to purchase shares of Common Stock (the “Underwriter’s Warrant” and, together with the Common Warrants, the “Warrants,” and the shares of Common Stock underlying the Underwriter’s Warrant, the “Underwriter’s Warrant Shares,” and together with the Common Warrant Shares, the “Warrant Shares”) to be issued to Roth Capital Partners LLC (the “Underwriter”) pursuant to the underwriting agreement to be entered into by and between the Company and the Underwriter (the “Underwriting Agreement”), as set forth in the Registration Statement and the Prospectus. The Units, the Shares, the Warrants and the Warrant Shares are collectively referred to as the “Securities.” The Securities will be sold by the Company pursuant to an underwriting agreement to be entered into by and between the Company and the Underwriter (the “Underwriting Agreement”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act. In rendering the opinions set forth below, we have examined originals or copies of: (i) the Registration Statement; (ii) the Second Amended and Restated Certificate of Incorporation of the Company; (iii) the Amended and Restated Bylaws of the Company; (iv) the form of Underwriting Agreement; (v) resolutions adopted by the board of directors of the Company; and (vi) such other documents, records, and matters of law as we have deemed relevant or necessary for purposes of this opinion letter.

FlexEnergy Green Solutions, Inc.

January 25, 2022

We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness, and authenticity of certificates of public officials. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is limited to the General Corporation Law of the State of Delaware (the “DGCL”) and, with respect to the enforceability of the Warrants, the laws of the State of New York. We express no opinion (i) to the extent that the laws of any other jurisdiction are applicable to the subject matter of this opinion letter and (ii) as to compliance with any federal or state securities law, rule, or regulation.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.                  The Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.                  The Units have been duly authorized for issuance and, when the Units are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Units will constitute valid and legally binding obligations of the Company.

3.                  The Warrants have been duly authorized and, upon delivery of the consideration as provided in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing (including the possible unavailability of specific performance or injunctive relief, concepts of materiality and reasonableness, and the discretion of the court before which a proceeding is brought).

4.                  The Warrant Shares issuable upon exercise of the Warrants have been duly authorized and, when issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

FlexEnergy Green Solutions, Inc.

January 25, 2022

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to you filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully Submitted,

/s/ RUTAN & TUCKER, LLP